Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD 2020 RESULTS
AND PROVIDES 2021 EARNINGS GUIDANCE

Highlights include:

•Record annual net sales of $3.9 billion for 2020, up 23% from 2019, including a 44% increase in Q4 2020
•2020 operating margin of 11.8%, up 110 bps from 2019
•Record 2020 diluted EPS of $8.97, an increase of 40% over 2019, or an increase of 44% excluding tax benefits in both periods and non-cash impairments recorded in Q1 2020
•Cash provided by operations of $397.6 million, an improvement of $98.8 million from 2019
•2021 diluted EPS guidance range of $9.12 - $9.62, including an estimated $0.11 tax benefit
______________________

COVINGTON, LA. (February 11, 2021) – Pool Corporation (Nasdaq/GSM:POOL) today announced fourth quarter and full year 2020 results.

“As the pandemic forced families to spend more time at home in 2020, they sought out opportunities to create or expand existing home-based outdoor living and entertainment spaces. This created unprecedented demand throughout our markets. Our scale and execution, combined with favorable weather conditions, drove truly remarkable results for the year, including an exceptionally strong fourth quarter. I am extremely proud of the outstanding efforts of the POOLCORP team, whose commitment to our customers, while maintaining a safe environment for fellow employees and our communities under very challenging conditions, is second to none,” commented Peter D. Arvan, president and CEO.

Net sales increased 23% to a record high of $3.9 billion for the year ended December 31, 2020 compared to $3.2 billion in 2019, while base business sales increased 22%. We realized broad sales gains across nearly all product categories. Our sales benefited from greater swimming pool usage and high demand for residential pool products, which was driven by home-centric trends influenced by the COVID-19 pandemic and aided by warmer weather conditions during the year.

Gross profit reached a record $1.1 billion for the year ended December 31, 2020, a 22% increase over gross profit of $924.9 million in 2019. Gross margin declined 20 basis points to 28.7% in 2020 compared to 28.9% in 2019. The decline in gross margin is primarily due to sales of lower margin, big-ticket items, such as pool equipment and in-ground and above-ground pools, which comprised a larger portion of our product mix in 2020 compared to 2019.

Selling and administrative expenses (operating expenses) increased 14%, or $83.2 million, to $666.9 million in 2020, up from $583.7 million in 2019, with base business operating expenses up 12% over 2019. Over half of the increase in operating expenses, or $43.9 million, reflects higher performance-based compensation earned by employees in 2020, while another 20% of the increase, or $16.9 million, came from acquired businesses. Excluding $6.9 million of impairment charges we recorded in the first quarter of 2020 and performance-based compensation in both periods, operating expenses increased 6%, reflecting growth-driven labor and freight expenses and greater facility-related costs partially offset by lower discretionary spending. As a result of strong expense control and our ability to leverage our existing network, operating expenses as a percentage of net sales declined 130 basis points to 16.9% in 2020 compared to 18.2% in 2019.

Operating income for the year increased 36% to $464.0 million, up from $341.2 million in 2019. Adjusted operating income, excluding non-cash impairments, increased 38% from the prior year to $471.0 million. See the reconciliation of GAAP to non-GAAP measures below and in the addendum of this release. Operating margin increased 110 basis points to 11.8% in 2020 compared to 10.7% in 2019.

We recorded a $28.6 million, or $0.70 per diluted share, benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, for the year ended December 31, 2020 compared to a benefit of $23.5 million, or $0.57 per diluted share, realized in 2019.

Net income increased 40% to a record $366.7 million in 2020 compared to $261.6 million in 2019. Adjusted net income, excluding the $6.3 million, or $0.15 per diluted share, impact of non-cash impairments, net of tax, increased 43% to $373.0 million. Earnings per share increased 40% to a record $8.97 per diluted share compared to $6.40 per diluted share in 2019. Excluding the impact of non-cash impairments, net of tax, in 2020 and the impact from ASU 2016-09 in both periods, adjusted diluted earnings per share increased 44% to $8.42 in 2020 compared to $5.83 in 2019. Adjusted EBITDA (as defined in the addendum to this release) increased 34% to $512.7 million in 2020 compared to $382.2 million in 2019 and was 13.0% of net sales in 2020 compared to 11.9% of net sales in 2019.

On the balance sheet at December 31, 2020, total net receivables, including pledged receivables, increased 28% compared to 2019, driven by our December sales growth and partially offset by improved collections. Inventory levels increased 11% to $781.0 million compared to $702.3 million in 2019, reflecting normal inventory growth and $42.2 million of inventory from recently acquired businesses. Accrued expenses and other current liabilities increased $82.9 million to $143.7 million in 2020, primarily reflecting increases in accrued performance-based compensation, unrealized losses on interest rate swaps and deferred payroll tax payments. Total debt outstanding decreased $95.4 million, or 19%, compared to last year’s balance, as we have utilized our operating cash flows to decrease debt balances.

Cash provided by operations was $397.6 million in 2020 compared to $298.8 million in 2019, an improvement of $98.8 million. The improvement in cash provided by operations primarily reflects an increase in net income and accrued expenses and other current liabilities, which was partially offset by year-over-year increases in our accounts receivables and inventory balances. Our return on invested capital (as defined in the addendum to this release) for 2020 was 39.2% compared to 29.3% in 2019.

Net sales increased 44% to $839.3 million in the fourth quarter of 2020 compared to $582.2 million in the fourth quarter of 2019. Sales in the fourth quarter of 2020 benefited from continued stay-at-home trends, favorable weather nationwide and acquisitions. Acquisitions added 4% to sales growth in the quarter. Gross margin increased 70 basis points to 28.5% in the fourth quarter of 2020 from 27.8% in the fourth quarter of 2019 with increased purchase volumes driving improvements in supply chain management.

Operating expenses increased 21% to $164.7 million in the fourth quarter of 2020 compared to $136.3 million in the fourth quarter of 2019, primarily reflecting higher performance-based compensation earned by employees and expenses from recently acquired businesses. As a percentage of net sales, operating expenses decreased to 19.6% in the fourth quarter of 2020 compared to 23.4% in the same period of 2019.

Operating income in the fourth quarter of 2020 increased 188% to $74.4 million compared to $25.8 million in the same period of 2019. Operating margin increased 450 basis points in the fourth quarter. We recorded a $6.0 million benefit from ASU 2016-09, or $0.15 per diluted share, in the fourth quarter of 2020 compared to a benefit of $2.4 million, or $0.06 per diluted share, realized in the fourth quarter of 2019. Net income in the fourth quarter of 2020 was $59.2 million compared to $18.0 million in the comparable 2019 period. Earnings per diluted share increased 230% to $1.45 in the fourth quarter of 2020 compared to $0.44 for the same period in 2019. Excluding the impact from ASU 2016-09 in both periods, earnings per diluted share increased 242% to $1.30 compared to $0.38 for the same period in 2019.

“We expect the benefits from our investments in capacity creation and our most recent acquisitions, along with new sales center openings, will contribute to solid growth in 2021. Long-term demand within our industry remains strong, and we believe results in 2021 will continue to benefit from robust consumer interest in outdoor living. Building on the momentum that we gained in 2020, our guidance range assumes strong growth in the first half of the year. In the second half of the year, we expect to face tougher year-over-year comparisons and inherent industry capacity constraints, although we remain encouraged by positive industry outlooks. We project earnings for 2021 will grow on top of the incredible results delivered in 2020 and be in the range of $9.12 to $9.62 per diluted share, including an estimated $0.11 favorable impact from ASU 2016-09,” said Arvan.

(Unaudited)		2021 Guidance Range
	2020	Floor	Ceiling
Diluted EPS	$8.97	$9.12	$9.62
After-tax non-cash impairment charges	0.15	—	—
ASU 2016-09 tax benefit	(0.70)	(0.11)	(0.11)
Adjusted Diluted EPS	$8.42	$9.01	$9.51
Year-over-year growth		7%	13%

Based on our December 31, 2020 stock price, we estimate that we have approximately $4.5 million in unrealized excess tax benefits related to stock options that will expire and restricted stock awards that will vest in the first quarter of 2021, adding $0.11 in diluted earnings per share in that period. We have included the estimated first quarter benefit in our annual earnings guidance; however, additional tax benefits could be recognized related to stock option exercises in 2021 from grants that expire in years after 2021, for which we have not included any expected benefits.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2020, POOLCORP operates 398 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse; the sensitivity of our business to weather conditions; changes in the economy and the housing market; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives and mass merchants; our ability to continue to execute our growth strategies; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2019 Annual Report on Form 10-K, 2020 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019 (1)

Net sales	$839,261	$582,234	$3,936,623	$3,199,517
Cost of sales	600,166	420,184	2,805,721	2,274,592
Gross profit	239,095	162,050	1,130,902	924,925
Percent	28.5%	27.8%	28.7%	28.9%

Selling and administrative expenses	164,744	136,252	659,931	583,679
Impairment of goodwill and other assets	—	—	6,944	—
Operating income	74,351	25,798	464,027	341,246
Percent	8.9%	4.4%	11.8%	10.7%

Interest and other non-operating expenses, net	3,061	5,234	12,353	23,772
Income before income taxes and equity earnings	71,290	20,564	451,674	317,474
Provision for income taxes	12,163	2,592	85,231	56,161
Equity earnings in unconsolidated investments, net	47	52	295	262
Net income	$59,174	$18,024	$366,738	$261,575

Earnings per share:
Basic	$1.47	$0.45	$9.14	$6.57
Diluted	$1.45	$0.44	$8.97	$6.40
Weighted average shares outstanding:
Basic	40,202	40,047	40,106	39,833
Diluted	40,873	40,952	40,865	40,865

Cash dividends declared per common share	$0.58	$0.55	$2.29	$2.10

(1)    Derived from audited financial statements.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2020	2019 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$34,128	$28,583	$5,545	19%
Receivables, net (2)	122,252	76,648	45,604	59
Receivables pledged under receivables facility	166,948	149,891	17,057	11
Product inventories, net (3)	780,989	702,274	78,715	11
Prepaid expenses and other current assets	17,610	16,172	1,438	9
Total current assets	1,121,927	973,568	148,359	15

Property and equipment, net	108,241	112,246	(4,005)	(4)
Goodwill	268,167	188,596	79,571	42
Other intangible assets, net	12,181	11,038	1,143	10
Equity interest investments	1,292	1,227	65	5
Operating lease assets	205,875	176,689	29,186	17
Other assets	21,987	19,902	2,085	10
Total assets	$1,739,670	$1,483,266	$256,404	17%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$266,753	$261,963	$4,790	2%
Accrued expenses and other current liabilities	143,694	60,813	82,881	136
Short-term borrowings and current portion of long-term debt	11,869	11,745	124	1
Current operating lease liabilities	60,933	56,325	4,608	8
Total current liabilities	483,249	390,846	92,403	24

Deferred income taxes	27,653	32,598	(4,945)	(15)
Long-term debt, net	404,149	499,662	(95,513)	(19)
Other long-term liabilities	38,261	27,970	10,291	37
Non-current operating lease liabilities	146,888	122,010	24,878	20
Total liabilities	1,100,200	1,073,086	27,114	3
Total stockholders’ equity	639,470	410,180	229,290	56
Total liabilities and stockholders’ equity	$1,739,670	$1,483,266	$256,404	17%

(1)Derived from audited financial statements.
(2)The allowance for doubtful accounts was $4.8 million at December 31, 2020 and $5.5 million at December 31, 2019.
(3)The inventory reserve was $11.4 million at December 31, 2020 and $9.0 million at December 31, 2019.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2020	2019 (1)	Change
Operating activities
Net income	$366,738	$261,575	$105,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,967	27,885	82
Amortization	1,431	1,389	42
Share-based compensation	14,516	13,472	1,044
Equity earnings in unconsolidated investments, net	(295)	(262)	(33)
Net losses on foreign currency transactions	1,748	1,347	401
Impairment of goodwill and other assets	6,944	—	6,944
Other	(396)	7,551	(7,947)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(38,688)	(15,691)	(22,997)
Product inventories	(42,447)	(14,165)	(28,282)
Prepaid expenses and other assets	(13,744)	(4,218)	(9,526)
Accounts payable	(9,212)	16,860	(26,072)
Accrued expenses and other current liabilities	83,019	3,033	79,986
Net cash provided by operating activities	397,581	298,776	98,805

Investing activities
Acquisition of businesses, net of cash acquired	(124,587)	(8,901)	(115,686)
Purchase of property and equipment, net of sale proceeds	(21,702)	(33,362)	11,660
Net cash used in investing activities	(146,289)	(42,263)	(104,026)

Financing activities
Proceeds from revolving line of credit	1,053,968	1,066,529	(12,561)
Payments on revolving line of credit	(1,145,616)	(1,415,988)	270,372
Proceeds from asset-backed financing	326,700	189,000	137,700
Payments on asset-backed financing	(321,700)	(182,500)	(139,200)
Proceeds from term facility	—	185,000	(185,000)
Payments on term facility	(9,250)	—	(9,250)
Proceeds from short-term borrowings and current portion of long-term debt	13,822	30,863	(17,041)
Payments on short-term borrowings and current portion of long-term debt	(13,698)	(28,286)	14,588
Payments of deferred acquisition consideration	(281)	(312)	31
Payments of deferred financing costs	(12)	(406)	394
Proceeds from stock issued under share-based compensation plans	19,824	18,574	1,250
Payments of cash dividends	(91,929)	(83,772)	(8,157)
Purchases of treasury stock	(76,199)	(23,188)	(53,011)
Net cash used in financing activities	(244,371)	(244,486)	115
Effect of exchange rate changes on cash and cash equivalents	(1,376)	198	(1,574)
Change in cash and cash equivalents	5,545	12,225	(6,680)
Cash and cash equivalents at beginning of period	28,583	16,358	12,225
Cash and cash equivalents at end of period	$34,128	$28,583	$5,545

(1)    Derived from audited financial statements.

ADDENDUM

Base Business

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2020	2019	2020	2019	2020	2019
Net sales	$807,156	$581,817	$32,105	$417	$839,261	$582,234

Gross profit	232,247	162,312	6,848	(262)	239,095	162,050
Gross margin	28.8%	27.9%	21.3%	(62.8)%	28.5%	27.8%

Operating expenses	154,335	136,004	10,409	248	164,744	136,252
Expenses as a % of net sales	19.1%	23.4%	32.4%	59.5%	19.6%	23.4%

Operating income (loss)	77,912	26,308	(3,561)	(510)	74,351	25,798
Operating margin	9.7%	4.5%	(11.1)%	(122.3)%	8.9%	4.4%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2020	2019	2020	2019	2020	2019
Net sales	$3,886,079	$3,183,940	$50,544	$15,577	$3,936,623	$3,199,517

Gross profit	1,117,303	922,193	13,599	2,732	1,130,902	924,925
Gross margin	28.8%	29.0%	26.9%	17.5%	28.7%	28.9%

Operating expenses (1)	650,020	579,068	16,855	4,611	666,875	583,679
Expenses as a % of net sales	16.7%	18.2%	33.3%	29.6%	16.9%	18.2%

Operating income (loss) (1)	467,283	343,125	(3,256)	(1,879)	464,027	341,246
Operating margin	12.0%	10.8%	(6.4)%	(12.1)%	11.8%	10.7%
(1)Base business and total include $6.9 million of impairment from goodwill and other assets.

We have excluded the results of the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
TWC Distributors, Inc. (1)	December 2020	10	December 2020
Jet Line Products, Inc.	October 2020	9	October - December 2020
Northeastern Swimming Pool Distributors, Inc. (1)	September 2020	2	September - December 2020
Master Tile Network LLC (1)	February 2020	4	February - December 2020
W.W. Adcock, Inc. (1)	January 2019	4	January - March 2020 and January - March 2019
Turf & Garden, Inc. (1)	November 2018	4	January 2020 and January 2019
(1)We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2020.

December 31, 2019	373
Acquired locations	25
New locations	3
Closed/consolidated locations	(3)
December 31, 2020	398

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure, because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt, repurchase shares and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2020	2019

Adjusted EBITDA	$512,738	$382,212
Add:
Interest and other non-operating expenses, net of interest income (1)	(10,206)	(21,992)
Provision for income taxes	(85,231)	(56,161)
Net losses on foreign currency transactions	1,748	1,347
Other	(396)	7,551
Change in operating assets and liabilities	(21,072)	(14,181)
Net cash provided by operating activities	$397,581	$298,776
(1)Shown net of net losses on foreign currency transactions and excludes amortization of deferred financing costs as discussed below.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2020	2019

Net income	$366,738	$261,575
Add:
Interest and other non-operating expenses (1)	10,605	22,425
Provision for income taxes	85,231	56,161
Share-based compensation	14,516	13,472
Equity earnings in unconsolidated investments, net	(295)	(262)
Impairment of goodwill and other assets	6,944	—
Depreciation	27,967	27,885
Amortization (2)	1,032	956
Adjusted EBITDA	$512,738	$382,212
(1)Shown net of interest income and net losses on foreign currency transactions and includes amortization of deferred financing costs as discussed below.
(2)Excludes amortization of deferred financing costs of $399 for 2020 and $433 for 2019. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Return on Invested Capital

We calculate Return on Invested Capital (ROIC) using trailing four quarter results. We define ROIC as Net income adjusted for Interest and other non-operating expenses, net (net of taxes at the effective tax rate), divided by the sum of average Long-term debt, net, average Short-term borrowings and the current portion of long-term debt and average Total stockholders’ equity from our financial statements.  We have included ROIC as a supplemental disclosure, because we believe that it may be used by our investors, industry analysts and others as a measure of the efficiency and effectiveness of our use of capital.

ROIC is not a measure of financial performance under GAAP. We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement, balance sheet or cash flow statement line items reported in accordance with GAAP. Other companies may calculate ROIC differently than we do, which may limit its usefulness as a comparative measure.

The table below presents our calculation of ROIC at December 31, 2020 and 2019.

(Unaudited)	Year Ended December 31,
(in thousands)	2020	2019
Numerator (trailing four quarters total):
Net income	$366,738	$261,575
Interest and other non-operating expenses, net	12,353	23,772
Less: taxes on Interest and other non-operating expenses, net at 18.9% and 17.7%, respectively	(2,335)	(4,208)
	$376,756	$281,139
Denominator (average of trailing four quarters):
Long-term debt, net	$432,829	$595,247
Short-term borrowings and current portion of long-term debt	12,373	17,323
Total stockholders’ equity	516,040	346,049
	$961,242	$958,619

Return on invested capital	39.2%	29.3%

Adjusted Diluted EPS and Adjusted 2021 Diluted EPS Guidance

We have included adjusted diluted EPS, which is a non-GAAP financial measure, in this press release as a supplemental disclosure to demonstrate the impact of our non-cash impairment charge recorded in the first quarter of 2020 and tax benefits from ASU 2016-09 on our 2020 and 2019 diluted EPS and to provide investors and others with additional information about our potential future operating performance. We believe adjusted diluted EPS should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP and in the context of our other forward-looking and cautionary statements in this press release.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Year Ended December 31,
	2020	2019
Diluted EPS	$8.97	$6.40
After-tax non-cash impairment charges	0.15	—
ASU 2016-09 tax benefit	(0.70)	(0.57)
Adjusted Diluted EPS	$8.42	$5.83

Please see page 3 for a reconciliation of projected 2021 diluted EPS to adjusted projected 2021 diluted EPS. We have included adjusted projected 2021 diluted EPS, which is a non-GAAP financial measure, in this press release as a supplemental disclosure to demonstrate the impact of projected tax benefits from ASU 2016-09 on our projected 2021 diluted EPS and to provide investors and others with additional information about our potential future operating performance. We believe adjusted projected 2021 diluted EPS should be considered in addition to, not as a substitute for, projected 2021 diluted EPS presented in accordance with GAAP and in the context of our other forward-looking and cautionary statements in this press release.

Adjusted Income Statement Information

We have included adjusted operating income and adjusted net income, which are non-GAAP financial measures, in this press release as supplemental disclosures, because we believe these measures are useful to investors and others in assessing our year-over-year operating performance. We believe these measures should be considered in addition to, not as a substitute for, operating income and net income presented in accordance with GAAP, respectively, and in the context of our other disclosures in this press release. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of operating income to adjusted operating income.

(Unaudited)	Year Ended December 31,
(in thousands)	2020
Operating income	$464,027
Impairment of goodwill and other assets	6,944
Adjusted operating income	$470,971

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Year Ended December 31,
(in thousands)	2020
Net income	$366,738
Impairment of goodwill and other assets	6,944
Tax impact on impairment of long-term note (1)	(654)
Adjusted net income	$373,028

(1)As described in our April 23, 2020 earnings release, our effective tax rate at March 31, 2020 was a 0.1% benefit. Excluding impairment from goodwill and intangibles and tax benefits from ASU 2016-09 recorded in the first quarter of 2020, our effective tax rate for the first quarter of 2020 was 25.4%, which we used to calculate the tax impact related to the $2.5 million long-term note impairment.